Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Fourth Quarter and Full Year 2021 Results

Fourth Quarter Revenue of $2.0 Billion with GAAP EPS of $0.61; Adjusted EPS of $0.71

Commitment to Low Cost Model Helped Drive GAAP Operating Income of $31 Million and Adjusted Operating Income of $47 Million in the Fourth Quarter of 2021

GAAP Operating Income of $234 Million and Adjusted Operating Income of $305 Million for Full Year 2021

Strategic Initiatives Successes Included Progress on Operational Separation of the Business, Sale of CompuCom, and Further Advancement of Varis Platform and Digital Business Commerce Capabilities

Over $300 Million Committed to Shareholders in 2021 Through Stock Repurchases

Boca Raton, Fla., February 23, 2022 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform, today announced results for the fourth quarter and full year ended December 25, 2021.

Consolidated (in millions, except per share amounts) (1)	4Q21	4Q20	FY21	FY20
Sales	$2,042	$2,085	$8,465	$8,872
Sales change from prior year period	(2)%		(5)%
Operating income	$31	$20	$234	$6
Adjusted operating income (2)	$47	$40	$305	$290
Net income (loss) from continuing operations	$32	$31	$187	$(63)
Diluted earnings (loss) per share from continuing operations	$0.61	$0.57	$3.42	$(1.20)
Adjusted net income from continuing operations (2)	$37	$23	$234	$184
Adjusted earnings per share from continuing operations (most dilutive) (2)	$0.71	$0.43	$4.28	$3.40
Adjusted EBITDA (2)	$87	$78	$465	$449
Operating Cash Flow from continuing operations	$88	$15	$344	$425
Free Cash Flow (3)	$62	$6	$271	$367
Adjusted Free Cash Flow (4)	$80	$20	$328	$422

Fourth Quarter 2021 Summary(1)(2)(4)

•	Total reported sales of $2.0 billion, down 2% versus prior year, largely driven by 116 fewer retail locations in service compared to the prior year as a result of planned store closures
•

GAAP operating income of $31 million and net income from continuing operations of $32 million, or $0.61 per diluted share, versus $20 million and $31 million, or $0.57 per diluted share, respectively in the prior year

•	Adjusted operating income of $47 million, compared to $40 million in the fourth quarter of 2020; adjusted EBITDA of $87 million, compared to $78 million in the fourth quarter of 2020
•	Adjusted net income from continuing operations of $37 million, or adjusted diluted earnings per share from continuing operations of $0.71, versus $23 million or $0.43, respectively in the prior year
•	Operating cash flow from continuing operations of $88 million and adjusted free cash flow of $80 million, versus $15 million and $20 million, respectively in the prior year
•	$1.4 billion of total available liquidity including $514 million in cash and cash equivalents

Full Year 2021 Summary

•	Total reported sales of $8.5 billion, down 5% versus the prior year
•

GAAP operating income of $234 million and net income from continuing operations of $187 million, or $3.42 per diluted share, versus $6 million and net loss from continuing operations of $63 million, or $(1.20) per diluted share, respectively in the prior year

•	Adjusted operating income of $305 million, compared to $290 million in 2020; adjusted EBITDA of $465 million, compared to $449 million in 2020
•	Adjusted net income from continuing operations of $234 million, or adjusted diluted earnings per share from continuing operations of $4.28, versus $184 million or $3.40, respectively in the prior year
•	Operating cash flow from continuing operations of $344 million and adjusted free cash flow of $328 million, versus $425 million and $422 million, respectively in the prior year

“I’m extremely proud of our team for delivering strong results throughout the year while making significant progress on all of our initiatives to unlock shareholder value,” said Gerry Smith, chief executive officer of The ODP Corporation. “We delivered solid operating performance in 2021 against a macroeconomic backdrop challenged by supply chain constraints, inflation, and a slower pace of back-to-office trends, as we leveraged our pricing flexibility and the strength of our distribution network to help offset some of these market dynamics. Our commitment to our low cost model approach and the flexibility of our supply chain and distribution assets helped us deliver over $300 million in adjusted operating income and generate strong free cash flow results.”

“We’ve executed well upon all of our strategic initiatives that focus on generating greater shareholder value. Over the past year, we have used the flexibility afforded by our holding company structure to align our assets with the go-to-market strategies in our B2C, B2B, distribution, and digital platform businesses. We separated many of the operational components of our business and enhanced our focus on our core capabilities, including through the sale of CompuCom. Additionally, we advanced our new digital platform business, Varis, and remain very encouraged about our early progress. Also, as part of our overall capital structure and in support of our efforts to enhance return for shareholders, we’ve repaid approximately $100 million of near term maturity Industrial Revenue Bonds and committed over $300 million in the form of share buybacks,” he added.

“Moving forward, we’re committed to unlocking the value of our consumer business and driving growth in our B2B distribution and digital platform businesses. We remain focused on regaining momentum in our enterprise channel as more companies return to the office and as we work to mitigate the ongoing supply chain and inflation challenges. We expect 2022 to be a transformative year in the development of Varis, as we continue to invest in its capabilities, grow customer and supplier relationships, and launch the beta version of the platform with key partners, positioning us to drive future value in the large and growing business commerce market,” Smith concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2021 were $2.0 billion, a decrease of 2% compared to the fourth quarter of 2020. The year-over-year decrease in revenue was driven by lower sales in our Retail Division due to 116 planned store closures, partially offset by higher revenue in our BSD Division. Stronger sales in our workspace categories and copy and print services were offset by lower sales in technology, cleaning, and personal protective equipment (PPE) categories relative to last year’s strong demand for these product categories during the height of the pandemic.

The Company reported operating income of $31 million in the fourth quarter of 2021, up compared to operating income of $20 million in the prior year period. GAAP operating results in the fourth quarter of 2021 included $16 million of charges including $2 million of non-cash asset impairment charges, and $14 million in net merger, restructuring and other operating costs. Asset impairment charges of $2 million in the fourth quarter of 2021 included the impairment of operating lease right-of-use (ROU) assets and fixed assets associated with the Company’s retail store locations. Net merger, restructuring and other operating costs of $14 million were primarily associated with activities related to the Company’s planned separation. Net income from continuing operations was $32 million, or $0.61 per diluted share in the fourth quarter of 2021, up from $31 million, or $0.57 per diluted share in the fourth quarter of 2020.

Total reported sales for the full year 2021 period were $8.5 billion, a decrease of 5% over the same period last year, primarily driven by lower sales in our Retail Division as a result of 116 planned store closures and lower sales in certain product categories including furniture, technology, cleaning and PPE relative to the strong demand we experienced for these categories during the height of the pandemic last year. ODP reported full year 2021 operating income of $234 million, compared to $6 million in 2020. Primary drivers of the year-over-year increase in operating income are improved operating results, a $162 million decrease in non-cash asset impairment charges, and a $51 million decrease in net merger, restructuring and other operating costs. Net income from continuing operations in 2021 was $187 million, or $3.42 per diluted share, compared to net loss from continuing operations of $63 million, or $(1.20) per diluted share, in 2020.

Adjusted (non-GAAP) Results (1)(2)

Adjusted results for the fourth quarter of 2021 exclude charges and credits totaling $16 million as described above and the tax impacts associated with the above items.

•

Fourth quarter of 2021 adjusted EBITDA was $87 million compared to $78 million in the prior year period. This included adjusted depreciation and amortization(5) of $35 million and $37 million in the fourth quarters of 2021 and 2020, respectively

•	Fourth quarter 2021 adjusted operating income was $47 million compared to $40 million in the fourth quarter of 2020
•	Fourth quarter 2021 adjusted net income from continuing operations was $37 million, or $0.71 per diluted share, compared to $23 million, or $0.43 per diluted share, in the fourth quarter of 2020

Full year 2021 adjusted operating income was $305 million compared to $290 million in 2020. Full year adjusted EBITDA was $465 million, up 4% versus 2020. Adjusted net income in 2021 was $234 million, or $4.28 per diluted share, compared to $184 million, or $3.40 per diluted share, in 2020.

Fourth Quarter Division Results

Business Solutions Division (BSD)

•	Reported sales were $1.2 billion in the fourth quarter of 2021, up 2% compared to the same period last year
•	Sales generated through the Company’s enterprise contract channel increased year-over-year as more business and education customers slowly began to return to the workplace and classrooms
•	This increase was partially offset by lower sales through the Company’s eCommerce channel compared to the same period last year
•

Stronger sales in core categories, copy and print services, and furniture were offset by lower year-over-year demand for technology products, as well as challenges related to supply chain and sourcing impacting certain product categories

•	Adjacency categories, including cleaning and breakroom, furniture, technology, and copy and print, remained at 44% of BSD sales, flat year-over-year
•	Operating income was $30 million in the fourth quarter of 2021, up 67% over the same period last year, driven by higher volume and lower SG&A partially offset by supply chain rate pressure

Retail Division

•

Reported sales were $885 million in the fourth quarter of 2021, down 7% compared to the prior year period primarily due to 116 fewer retail outlets at the end of the fourth quarter compared to the prior year, associated with planned closures. The Company closed 46 retail stores in the quarter and had 1,038 stores at quarter end

•	Lower traffic trends in the quarter were offset by a strong increase in sales-per-shopper, as well as strong omni-channel sales in the quarter and year supported by our 20-minute pick-up guarantee

•

Increase in demand for copy and print services were offset by lower sales of cleaning and PPE products as well as technology and PC products which were negatively impacted by supply chain and sourcing challenges

•

Operating income was $54 million in the fourth quarter of 2021, up 7% over the same period last year; As a percentage of sales, this performance represented an over 80 basis point margin improvement as the Company continued to execute its low cost model approach

Progress on Strategic initiatives

The Company continued to make significant progress against all of its strategic initiatives to unlock shareholder value in the future.

Separation Activities and Evaluation of Potential Sale of Consumer Business

Afforded by the flexibility of its holding company structure, the Company continued to execute upon its operational separation of its consumer and B2B businesses. These activities supported the Company’s previously announced plans to separate its businesses into two, independent, publicly-traded companies, by means of a tax-free spin-off, positioning each company to pursue unique market opportunities and growth strategies to improve value for all stakeholders. The Company made significant progress resulting in advancements in all areas of the separation including organizational structure, operating and supply chain mechanics, IT support, and on the anticipated market-based commercial agreements between the companies.

In addition to its planned separation activities, in November 2021, USR Parent, Inc., the parent company of Staples and a portfolio company of Sycamore Partners, reaffirmed its non-binding proposal to acquire the Company’s consumer business, including the Office Depot and OfficeMax retail stores business, the Company's direct channel business (officedepot.com), and the Office Depot and OfficeMax intellectual property, including all brand names, for $1 billion in cash. The Company remains in conversation with Sycamore as it further evaluates the potential value and regulatory risk of Sycamore’s proposed transaction.

Subsequent to the quarter-end, on January 14, 2022, the Company announced that its Board of Directors determined to delay the previously announced public company separation to evaluate a potential sale of the Company’s consumer business and that it had received a non-binding proposal from another third party to acquire the Company’s consumer business, the terms of which are confidential.

The Company’s Board of Directors is carefully reviewing both proposals with the assistance of its financial and legal advisors to determine the course of action that it believes is in the best interests of the Company and its shareholders. While the Company has previously been focusing on completing the public company separation during the first half of 2022, it has determined to delay further work on the separation in order to avoid incurring potentially unnecessary separation costs while it focuses on a potential sale of the consumer business.   There can be no assurance that a sale of the consumer business will take place and, if it were to take place, as to the terms of such a sale.

Sale of CompuCom Subsidiary

As announced on December 31, 2021, the Company completed the sale of its CompuCom Systems subsidiary to Variant Equity, a private equity firm based in California.

“This action represents an important step in continuing to align our business model and resources towards our core strategy,” said Anthony Scaglione, chief financial officer of The ODP Corporation. “By enhancing our core focus and leveraging our B2B assets and digital commerce platform, we are in an excellent position to maximize returns for our shareholders.”

Enhancing Returns for Shareholders

As part of its ongoing efforts to opportunistically enhance shareholder returns, the Company’s Board of Directors authorized a $200 million increase to its existing $450 million stock repurchase plan to $650 million and the Company announced that it had entered into an accelerated share repurchase plan (“ASR”) agreement to repurchase an aggregate of $150 million of the Company’s stock, to be executed under its existing stock repurchase program. When combined with the Company’s previously completed share repurchases, ODP will have committed to return more than $300 million of capital to shareholders in 2021.

“The Board of Directors continues to evaluate its future capital allocation plans and use of proceeds. The actions to date continue to reflect the confidence the Board of Directors has in our business solutions provider and platform transformation strategy and our capability to deliver shareholder value through disciplined capital allocation,” said Gerry Smith, chief executive officer of The ODP Corporation.

Progress on Varis

Aligned with its strategy to drive growth in high value industry segments, the Company made tremendous progress on its digital platform business throughout the year. The Company established Varis, a technology company focused on fulfilling the growing demand for a modern, trusted, digital B2B platform that transforms how businesses buy and sell. Led by Prentis Wilson, a B2B industry veteran with a strong record of success in building large scale, disruptive, technology businesses, Varis has established a world-class team of industry professionals and accelerated its technology development with the acquisition of BuyerQuest in early 2021, a leading cloud-based enterprise Procure-to-Pay (P2P) platform. The Company also announced last year a collaboration with Microsoft to bring Varis’ digital procurement platform to Microsoft Dynamics 365 Business Central customers in the future. Throughout the year, Varis added new customers to its platform, both buyers and suppliers, and has been innovating on their behalf. Varis continues to make progress on the development of its technology platform with expanded capabilities that position the Company for future growth.

2022 Commentary and Expectations

“We continue to execute across our strategic initiatives while driving strong results in 2021,” said Smith. “Our team remains committed to unlocking future value by driving our digital transformation and building upon our B2B platform for the benefit of all of our stakeholders. While we expect that the conditions related to both the pandemic and supply chain and inflationary environment to persist in the quarters ahead, we expect some abatement as we continue leveraging our assets to meet our customers’ needs. In 2022, we will continue to execute upon the strategic path for our consumer business to maximize value for shareholders, work to regain momentum in our enterprise channel as more businesses return to the office, continue to optimize our store footprint, and continue to develop and launch our digital platform business, Varis. We’ll also continue to use a balanced approach to capital deployment, investing to capture the large market opportunity through our digital platform business, supply chain operations, and B2B presence, as well as work with our Board on future share repurchase opportunities,” Smith added.

The Company anticipates generating annual revenue, operating and cash flow results in a range consistent with the prior year, and expects to refine and update its outlook for 2022 as conditions related to the pandemic and supply chain challenges dissipate, and further progress is made on its previously disclosed strategic initiatives.

Balance Sheet and Cash Flow

As of December 25, 2021, ODP had total available liquidity of approximately $1.4 billion, consisting of $514 million in cash and cash equivalents and $877 million of available credit under the Third Amended Credit Agreement. Total debt was $248 million.

For the fourth quarter of 2021, cash provided by operating activities from continuing operations was $88 million, which included $7 million in restructuring costs, compared to cash provided by operating activities of continuing operations of $15 million in the fourth quarter of the prior year, which included less than $1 million in acquisition and integration-related costs and $14 million in restructuring costs.

Capital expenditures in the fourth quarter of 2021 were $26 million versus $9 million in the prior year period, reflecting continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Maximize B2B Restructuring and the planned separation of the consumer business in the quarter were $7 million and $11 million, respectively. Accordingly, Adjusted Free Cash Flow(4) was $80 million in the fourth quarter of 2021.

As part of the ongoing commitment and support of its strategic initiatives, the Company repurchased $277 million in stock of the Company, retiring 6.4 million shares of its stock during the quarter, including $120 million for 2.8 million shares of its stock associated with the ASR agreement. The Company also made $30 million advance payment for accelerated repurchase of shares that will be settled in the first half of 2022. Also in the quarter, the Company retired approximately $100 million of near term Industrial Revenue Bonds.

(1)

Reflects the reclassification of the financial results of the CompuCom Division to Discontinued operations, net of tax in the Consolidated Statements of Operations for all periods presented. The Company also reclassified the related assets and liabilities as assets and liabilities held for sale on the accompanying Consolidated Balance Sheets. Cash flows from the Company’s discontinued operations are presented in the Consolidated Statements of Cash Flows for all periods.

(2)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(3)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(4)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the planned separation of the consumer business. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(5)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,000 stores. Through its banner brands Office Depot®, OfficeMax®, ODP Business Solutions™, Varis™ and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

ODP, ODP Business Solutions and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. Varis is a trademark of Varis, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2022 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the adverse effects of an unsolicited tender offer on our business, operating results or financial condition; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve its strategic plans, including the proposed separation or sale of its consumer business, and the high costs in connection with these transactions may not be recouped if these transactions are not consummated; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	December 25,	December 26,	December 25,	December 26,
	2021	2020	2021	2020
	(Unaudited)
Sales	$2,042	$2,085	$8,465	$8,872
Cost of goods sold and occupancy costs	1,610	1,634	6,602	6,921
Gross profit	432	451	1,863	1,951
Selling, general and administrative expenses	385	410	1,558	1,661
Asset impairments	2	8	20	182
Merger, restructuring and other operating expenses, net	14	13	51	102
Operating income	31	20	234	6
Other income (expense):
Interest income	—	—	1	4
Interest expense	(7)	(7)	(28)	(42)
Loss on extinguishment and modification of debt	—	—	—	(12)
Other income, net	5	1	24	6
Income (loss) from continuing operations before income taxes	29	14	231	(38)
Income tax expense (benefit)	(3)	(17)	44	25
Net income (loss) from continuing operations	32	31	187	(63)
Discontinued operations, net of tax	(306)	(13)	(395)	(256)
Net income (loss)	$(274)	$18	$(208)	$(319)
Basic earnings (loss) per share
Continuing operations	$0.63	$0.59	$3.54	$(1.20)
Discontinued operations	(6.07)	(0.24)	(7.47)	(4.85)
Net basic earnings (loss) per share	$(5.44)	$0.35	$(3.93)	$(6.05)
Diluted earnings (loss) per share
Continuing operations	$0.61	$0.57	$3.42	$(1.20)
Discontinued operations	(5.87)	(0.23)	(7.21)	(4.85)
Net diluted earnings (loss) per share	$(5.26)	$0.34	$(3.79)	$(6.05)

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 25,	December 26,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$514	$729
Receivables, net	495	442
Inventories	859	916
Prepaid expenses and other current assets	52	49
Current assets held for sale	469	219
Total current assets	2,389	2,355
Property and equipment, net	477	542
Operating lease right-of-use assets	936	1,107
Goodwill	464	394
Other intangible assets, net	54	57
Deferred income taxes	219	218
Other assets	326	319
Noncurrent assets held for sale	—	622
Total assets	$4,865	$5,614
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$950	$857
Accrued expenses and other current liabilities	994	1,050
Income taxes payable	11	10
Short-term borrowings and current maturities of long-term debt	20	24
Current liabilities held for sale	290	152
Total current liabilities	2,265	2,093
Deferred income taxes and other long-term liabilities	159	172
Pension and postretirement obligations, net	22	42
Long-term debt, net of current maturities	228	354
Operating lease liabilities	753	935
Noncurrent liabilities held for sale	—	138
Total liabilities	3,427	3,734
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 64,704,979 at December 25, 2021 and 62,551,255 at December 26, 2020; outstanding shares — 48,455,951 at December 25, 2021 and 52,694,062 at December 26, 2020	1	1
Additional paid-in capital	2,692	2,675
Accumulated other comprehensive loss	(6)	(32)
Accumulated deficit	(617)	(409)
Treasury stock, at cost — 16,249,028 at December 25, 2021 and 9,857,193 shares at December 26, 2020	(632)	(355)
Total stockholders’ equity	1,438	1,880
Total liabilities and stockholders’ equity	$4,865	$5,614

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	2021	2020
Cash flows from operating activities:
Net Loss	$(208)	$(319)
Loss from discontinued operations, net of tax	(395)	(256)
Net income (loss) from continuing operations	187	(63)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	146	157
Amortization of debt discount and issuance costs	2	3
Charges for losses on receivables and inventories	22	33
Asset impairments	20	182
(Gain) loss on disposition of assets, net	(5)	4
Loss on extinguishment and modification of debt	—	12
Compensation expense for share-based payments	38	41
Deferred income taxes and deferred tax asset valuation allowances	(6)	11
Changes in assets and liabilities:
Decrease (increase) in receivables	(61)	185
Decrease in inventories	35	76
Net decrease in prepaid expenses, operating lease right-of-use assets, and other assets	281	304
Net decrease in trade accounts payable, accrued expenses, operating lease liabilities, and other current and other long-term liabilities	(312)	(519)
Other operating activities	(3)	(1)
Total adjustments	157	488
Net cash provided by operating activities of continuing operations	344	425
Net cash provided by operating activities of discontinued operations	2	60
Net cash provided by operating activities	346	485
Cash flows from investing activities:
Capital expenditures	(73)	(58)
Businesses acquired, net of cash acquired	(29)	(30)
Proceeds from collection of notes receivable	—	818
Proceeds from disposition of assets	5	3
Settlement of company-owned life insurance policies	22	13
Net cash provided by (used in) investing activities of continuing operations	(75)	746
Net cash used in investing activities of discontinued operations	(4)	(10)
Net cash provided by (used in) investing activities	(79)	736
Cash flows from financing activities:
Net payments on long and short-term borrowings	(25)	(341)
Debt retirement	(100)	(1,196)
Debt issuance	—	400
Cash dividends on common stock	—	(13)
Share purchases for taxes, net of proceeds from employee share-based transactions	(26)	(5)
Repurchase of common stock for treasury and advance payment for accelerated share repurchase	(307)	(30)
Other financing activities	(1)	(8)
Net cash used in financing activities of continuing operations	(459)	(1,193)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(459)	(1,193)
Effect of exchange rate changes on cash and cash equivalents	—	1
Net increase (decrease) in cash and cash equivalents	(192)	29
Cash, cash equivalents and restricted cash at beginning of period	729	700
Cash, cash equivalents and restricted cash at end of period	537	729
Less: cash and cash equivalents of discontinued operations	(23)	—
Cash and cash equivalents at end of period – continuing operations	$514	$729
Supplemental information on non-cash investing and financing activities
Cash interest paid, net of amounts capitalized and Timber notes/Non-recourse debt	$25	$40
Cash taxes paid (refunded), net	43	(14)
Right-of-use assets obtained in exchange for new finance lease liabilities	3	29
Right-of-use assets obtained in exchange for new operating lease liabilities	127	117
Business acquired in exchange for common stock issuance	35	—

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

Business Solutions Division (in millions)	4Q21	4Q20	FY21	FY20
Sales	$1,152	$1,129	$4,597	$4,683
Sales change from prior year	2%		(2)%
Division operating income	$30	$18	$119	$116
Division operating income margin	2.6%	1.6%	2.6%	2.5%

Retail Division (in millions)	4Q21	4Q20	FY21	FY20
Sales	$885	$951	$3,837	$4,167
Sales change from prior year	(7)%		(8)%
Division operating income	$54	$50	$306	$275
Division operating income margin	6.1%	5.3%	8.0%	6.6%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the planned separation of the consumer business.

(In millions, except per share amounts)

Q4 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$2	0.1%	$2	$—		—%
Merger, restructuring and other operating expenses, net	$14	0.7%	$14	$—		—%
Operating income	$31	1.5%	$(16)	$47	(6)	2.3%
Income tax expense (benefit)	$(3)	(0.1)%	$(11)	$8	(8)	0.4%
Net income from continuing operations	$32	1.6%	$(5)	$37	(9)	1.8%
Earnings per share from continuing operations (most dilutive)	$0.61		$(0.10)	$0.71	(9)
Depreciation and amortization	$36	1.8%	$1	$35	(10)	1.7%

Q4 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$8	0.4%	$8	$—		—%
Merger, restructuring and other operating expenses, net	$13	0.6%	$13	$—		—%
Operating income	$20	1.0%	$(21)	$40	(6)	1.9%
Income tax expense (benefit)	$(17)	(0.8)%	$(28)	$11	(8)	0.5%
Net income from continuing operations	$31	1.5%	$7	$23	(9)	1.1%
Earnings per share from continuing operations (most dilutive)	$0.57		$0.14	$0.43	(9)
Depreciation and amortization	$38	1.8%	$1	$37	(10)	1.8%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$20	0.2%	$20	$—		—%
Merger, restructuring and other operating expenses, net	$51	0.6%	$51	$—		—%
Operating income	$234	2.8%	$(71)	$305	(6)	3.6%
Other income, net	$24	0.3%	$7	$17	(7)	0.2%
Income tax expense	$44	0.5%	$(17)	$61	(8)	0.7%
Net income from continuing operations	$187	2.2%	$(47)	$234	(9)	2.8%
Earnings per share from continuing operations (most dilutive)	$3.42		$(0.86)	$4.28	(9)
Depreciation and amortization	$146	1.7%	$3	$143	(10)	1.7%

2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$182	2.1%	$182	$—		—%
Merger, restructuring and other operating expenses, net	$102	1.1%	$102	$—		—%
Operating income	$6	0.1%	$(284)	$290	(6)	3.3%
Loss on extinguishment and modification of debt	$(12)	(0.1)%	$(12)	$—		—%
Income tax expense	$25	0.3%	$(49)	$74	(8)	0.8%
Net income (loss) from continuing operations	$(63)	(0.7)%	$(247)	$184	(9)	2.1%
Earnings (loss) per share from continuing operations (most dilutive)	$(1.20)		$(4.60)	$3.40	(9)
Depreciation and amortization	$157	1.8%	$5	$152	(10)	1.7%

	13 Weeks Ended		52 Weeks Ended
	December 25,	December 26,	December 25,	December 26,
Adjusted EBITDA:	2021	2020	2021	2020
Net income (loss)	$(274)	$18	$(208)	$(319)
Discontinued operations, net of tax	(306)	(13)	(395)	(256)
Net income (loss) from continuing operations	32	31	187	(63)
Income tax expense (benefit)	(3)	(17)	44	25
Income (loss) from continuing operations before income taxes	29	14	231	(38)
Add (subtract)
Interest income	—	—	(1)	(4)
Interest expense	7	7	28	42
Adjusted depreciation and amortization (10)	35	37	143	152
Charges and credits, pretax (11)	16	21	64	296
Adjusted EBITDA	$87	$78	$465	$449

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(6)	Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(7)	Adjusted other income, net year-to-date 2021 excludes credits for the release of certain liabilities of our former European Business of $7 million.
(8)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(9)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), European Business liabilities release (if any), loss on extinguishment and modification of debt (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(10)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.

(11)

Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any), European Business liabilities release (if any), and loss on extinguishment and modification of debt (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 25,	December 26,	December 25,	December 26,
Free cash flow	2021	2020	2021	2020
Net cash provided by operating activities from continuing operations	$88	$15	$344	$425
Capital expenditures	(26)	(9)	(73)	(58)
Free cash flow	62	6	271	367
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	7	12	24	27
Business Acceleration Program	—	2	3	28
Planned separation of consumer business	11	—	30	—
Adjusted free cash flow	$80	$20	$328	$422

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q4	Q4	Full Year
	2020	2021	2021
Retail Division:
Stores opened	—	—	—
Stores closed	90	46	116
Total retail stores (U.S.)	1,154	1,038	—
Total square footage (in millions)	25.5	22.9	—
Average square footage per store (in thousands)	22.1	22.0	—